Exhibit 4.18.4

Additional Agreement No. 4

To the Contract on Network Connection between OAO Rostelecom and OJSC Dalsvyaz No. 1-DVF dated August 01, 2003
as amended by the Agreement dated January 01, 2006

Moscow	August 10 2007

Rostelecom, Open Joint-Stock Company for Long-Distance and International Telecommunications, hereinafter, “Rostelecom”, represented by OAO Rostelecom General Director Dmitry Yevgenievich Yerokhin, authorized to act by the Charter, on the one part, and Far East Telecommunications Company, Open Joint-Stock Company, hereinafter referred to as the “Operator”, represented by General Director Anton Alekseyevich Alekseyev, authorized to act by the Charter, on the other part hereinafter collectively referred to as the “Parties”, and severally, as “Party”, have entered into this Additional Agreement (hereinafter, “the Agreement”) on the incorporation of the below-listed amendments to the Contract on Network Connection No. 1-DVF dated August 01, 2003 as amended by the Agreement dated January 01, 2006 (hereinafter, “the Contract”), as follows:

1.                   Section 1 shall be supplemented with Clause 1.12 as follows:

“1.12                                               “Service of zone termination of call to a mobile telecommunication network” shall mean the service of zone termination of call to the Operator’s mobile telecommunication network which is not identifiable geographically within the RF territory and using the numbering capacity of the numbering zone which is not identifiable geographically, and the service of zone termination of call to a mobile telecommunication network which is  not identifiable geographically within the RF territory and using the numbering capacity of the numbering zone which is not identifiable geographically, another operator with zone call transit within the territory of a single settlement”.

2.                   Clause 1.12 of the Contract shall be marked as Clause  1.13 and   set forth as follows:

“1.13                                         “Traffic Admission Services”  shall mean the service of zone initiation of call from the Operator’s network; the service of zone initiation of call from an Associated Operator’s network in connection with Rostelecom’s rendering to Users of long-distance and international telecommunication services and the service of zone termination of call to an Associated Operator’s network, the service of zone termination of call to the Operator’s network; and the service of zone termination of call to a mobile telecommunication network”.

3.                   Clause 6.1.2 of the Contract shall be amended as follows:

“6.1.2.                                         In the course of rendering Traffic Admission Services including connections through codes 803 X1X2X3, tariffing is performed per second from the 1st second of connection. The total volume for each service during the Accounting Period is approximated to full minutes in the direction of the bigger figure”.

4.                   Clauses 6.1.3 and 6.1.4 of the Contract to be deleted.

5.                   Clause 6.6.2 of the Contract shall be supplemented with a subparagraph as follows:

“ e) on the volumes of Services rendered for zone termination of call to the mobile telecommunication network”.

6.                   Clause 6.7.1 of the Contract shall be supplemented with a subparagraph as follows:

“e) for Services rendered for zone termination of call to the mobile telecommunication network”.

7.                   Clause 1.1 Appendix 1 of the Contract shall be amended as follows:

“1.1.Traffic admission Services rendered by the  Operator:

		Billing rate,
		rouble/min
		ABC	ABC	ABC	ABC	ABC	ABC	ABC
No.	Description of the service	=416	=415	=426	=424	=423	=421	=413
1	Zone initiation of call from the Operator’s network	1.52	1.52	1.52	1.52	1.52	1.52	1.52
2	Zone initiation of call from the network of the Associated Operator	1.52	1.52	1.52	1.52	1.52	1.52	1.52
3	Zone termination of call to the Operator’s network	1.52	1.52	1.52	1.52	1.52	1.52	1.52
4	Zone termination of call to the network of the Associated Operator	1.52	1.52	1.52	1.52	1.52	1.52	1.52
5	Service of zone termination of call to the Operator’s mobile telecommunication network which is not identifiable geographically within the RF territory and using the numbering capacity of the numbering zone which is not identifiable geographically	0	0.95	0	0	0	0	0.95
6	Service of zone termination of call to a mobile telecommunication network which is not identifiable geographically within the RF territory and using the numbering capacity of the numbering zone which is not identifiable geographically, of another operator with call zone transit within the territory of a single settlement.	1,04	1.05	1.04	1.06	1.03	1.04	1.06

»

8.         Item 1) of Note of Appendix No. 1 to the Contract shall be amended as follows:

“1) In the course of settlements for rendered service of zone initiation of call from the Operator’s network except for traffic through codes 80X, in addition to the accounting rate a compensation charge shall be levied which charge is established, as from January 1, 2006, in accordance with Order N736-c/10 of the RF Federal Tariff Service dated December 12, 2005, in the amount of 0.78 roubles rubles per minute, and a compensation charge established, as from February 1, 2007 in accordance with Order of the RF Federal Tariff Service No. 280-c/4 dated November 17, 2006, in the amount of 0.54 rubles per minute”.

– Appendix No. 4 shall be amended as follows:

Appendix No. 4
to Contract No.1-DVF
dated August 01, 2003

as amended by the Agreement on January 01, 2006

Traffic Admission Services Report Form

Under Contract No.                dt.

for                        month

This Report is drawn up between Rostelecom, Open Joint-Stock Company for Long-Distance and International Telecommunications, hereinafter, “Rostelecom”, represented by                                authorized to act by Power of attorney No.                                               dt.                      on the one part, and     OJSC Dalsvyaz , hereinafter referred to as “Operator” represented by                                                           ,    acting on the ground of                                                                               , hereinafter altogether referred to as the “Parties”, confirming the following services rendered by Operator to Rostelecom:

Services rendered by the Operator

Ref. No.	Description of the service	Measurement unit	Number	Service Tariff, roubles/ pcs	Service Cost net of VAT, roubles	VAT, roubles	Service Cost inc. VAT, roubles
1	2	3	4	5	6	7	8
1	Zone initiation of call from the Operator’s network
2	Zone initiation of call from the network of the Associated Operator
3	Zone termination of call to the Operator’s network
4	Zone termination of call to the network of the Associated Operator
5

Service of zone termination of call to the Operator’s mobile telecommunication network which is not identifiable geographically within the RF territory and using the numbering capacity of the numbering zone which is not identifiable geographically

6

Service of zone termination of call to a mobile telecommunication network which is not identifiable geographically within the RF territory and using the numbering capacity of the numbering zone which is not identifiable geographically, of another operator with call zone transit within the territory of a single settlement.

7	Update of the information on Subscribers of the Operator
8	Update of the information on subscribers of Associated Operators
Total

The rendered services cost aggregated                  , including VAT               .

The services were presented properly and according to Agreement terms.

Note:

The Parties shall sign the Services Report on each Operator’s affiliate providing services and Consolidated Report on services rendered in general by the Operator

For Rostelecom:	For Operator:

OAO Rostelecom	OJSC Dalsvyaz

200	200
Seal here	Seal here

»

9.              Clause 5 of Appendix No.5 to the Contract shall be supplemented with the following sub-paragraphs:

“ e) on the volumes of services rendered for zone termination of call to the Operator’s mobile telecommunication network which is not identifiable geographically within the RF territory and using the numbering capacity of the numbering zone which is  not identifiable geographically”

 f) on the volumes of services rendered for zone termination of call to a mobile telecommunication network which is not identifiable geographically within the RF territory and using the numbering capacity of the numbering zone which is  not identifiable geographically, of another operator with call zone transit within the territory of a single settlement”.

10.       All terms used in this Agreement have a meaning, fixed for them in the Contract.

11.       All the rest, not indicated in this Agreement, is subject to the provisions of the Contract.

12.       The agreement is issued in the Russian language in two copies, one for  each Party.

13.       The Agreement shall become effective as of its date and shall remain in effect until the expiry of the Contract on connection of telecommunication networks  No. 1- dated August 01, 2003 as amended by the Agreement dated January 01, 2006. The Parties recognize that the terms and conditions of their Agreement, except for Clauses 3 and 4, shall apply to their relations arising as from July 01, 2006.

14.       The Parties recognize that this Agreement, with regard to Clauses 3 and 4 of the Agreement, shall apply to relations between the Parties arising as from January 01, 2007.

15.       Details and Signatures of the Parties

AO Rostelecom:	OJSC Dalsvyaz

Legal address:	Legal address:
15, Dostoyevsky st.,	57, Svetlanskaya st.,
Saint Petersburg, 191002	Vladivostok, 690950

General Director	General Director

D.Ye. Yerokhin	A.A. Alekseyev
2007	2007
Seal here	Seal here